EXHIBIT 99.1

SACRAMENTO, CA - APRIL 23, 2001

AMERICAN RIVER HOLDINGS' STREAK OF PROFITABILITY CONTINUES



Sacramento, CA - April 23, 2001 - American River Holdings (NASDAQ:AMRB), the holding company for American River Bank, North Coast Bank and first source capital, today reported net income for the first quarter of 2001 of $1,024,000 compared to $890,000 in the comparable quarter in 2000. This is an increase of $134,000 or 15%. Expressing quarterly earnings on a per share basis, basic EPS was $0.42 compared to $0.38 in the first quarter of last year. Diluted EPS for the quarter was $0.40, up 11% from the $0.36 recorded in the same period in 2000.

Interest income was up $960,000 (19.9%) mainly as a result of an increase in average earning assets of $31 million or 12.5%. Interest expense was up $425,000 (25.4%) as a result of an increase in average deposits of $16.6 million (10.0%). Net interest income grew by 17.0% from $3,152,000 to $3,687,000. The net interest margin on a tax-equivalent basis was 5.91% compared with 5.62% for the first quarter of 2000.

Non-interest income was $579,000, up from the $505,000 reported in the comparable quarter one year ago. Increased fees from the Residential Lending Division and Accounts Receivable Servicing made up the majority of the increase.

Non-interest expense increased $291,000 (13.9%) with $228,000 being in the salary and benefits area. The efficiency ratio on a fully taxable equivalent basis was 55.21% for the quarter compared to 56.52% in the first quarter of 2000.

David T. Taber, president and chief executive officer, commented, "this is our 69th consecutive profitable quarter and we are pleased with our steady growth and profitability."

The Company ended the first quarter with total assets of $280,716,000, which is an increase of 13.7% over the same quarter last year. This was, however, slightly less than the $284 million at year-end 2000. Net loans ended the quarter at $200,941,000 up 27.1% from the $158,133,000 at March 31, 2000. Loans were funded mainly with an increase in deposits and with a decrease in investment securities. Total deposits grew 13.5% from $220,674,000 in 2000 to $250,532,000 at March 31, 2001.

The Company's capital ratios continue to exceed all "well-capitalized" benchmarks with total equity increasing 19.9% from $21,494,000 at March 31, 2000 to $25,778,000 at March 31, 2001.

Non-performing loans and leases were 0.36% of total loans and leases. Net charge-offs to average loans and leases were 0.05% for the quarter. The allowance for loan and lease losses was 1.25% of total loans and leases. Subsequent to quarter-end, a loan with a book balance of $700,000 to a commercial contractor was placed on non-performing status. Although we expect some loss, the precise amount cannot yet be determined. Management is actively pursuing all appropriate means of collection.

The return on average assets for the quarter was 1.50% and the return on average equity for the quarter was 16.77%. In the first quarter of last year, the return on average assets was 1.45% and the return on average equity was 17.10%.


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The Company's Annual Meeting has been set for 5:30 p.m. on May 15, 2001 at its headquarters in Sacramento. The Annual Report, proxy statement and proxy card will be mailed on or about April 20, 2001 to shareholders of record as of April 3, 2001.

American River Holdings is a financial services company with three subsidiaries, American River Bank, a community business bank with four offices in Sacramento and Placer Counties, North Coast Bank, a community business bank with three offices in Sonoma County and first source capital, also headquartered in Sacramento, which provides equipment lease financing for businesses throughout the country.


RELATED WEBSITES: www.amrb.com, www.americanriverbank.net, www.northcoastbank.com, www.firstsourcecapital.com

Unaudited financial statements are attached. Earnings per share have been adjusted for a 5% stock dividend in 2000.


--------------------------------------------------------------------------------
         THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS ABOUT AMERICAN RIVER HOLDINGS' AND SUBSIDIARIES' FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES AND FUTURE PERFORMANCE. A NUMBER OF FACTORS, ANY OF WHICH ARE BEYOND THE CONTROL OF AMERICAN RIVER HOLDINGS OR ITS SUBSIDIARIES COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS.
--------------------------------------------------------------------------------


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

AMERICAN RIVER HOLDINGS                                         FINANCIAL SUMMARY
                                                                   (unaudited)
CONSOLIDATED BALANCE SHEET
                                                      MARCH 31       MARCH 31         PERCENT
               ASSETS                                   2001           2000           CHANGE
                                                    ------------   ------------    ------------
Cash and due from banks                             $ 20,542,000   $ 15,260,000           34.61%
Federal funds sold                                     4,320,000      4,300,000            0.47%
Interest-bearing deposits in banks                     5,442,000      6,669,000          -18.40%
Investment securities                                 40,091,000     55,293,000          -27.49%
Loans and leases, net                                200,941,000    158,133,000           27.07%
Bank premises and equipment                            1,742,000      1,272,000           36.95%
Accounts receivable servicing receivable, net          3,408,000      2,280,000           49.47%
Accrued interest and other assets                      4,230,000      3,667,000           15.35%
                                                    ------------   ------------    ------------

                                                    $280,716,000   $246,874,000           13.71%
                                                    ============   ============    ============

        LIABILITIES & EQUITY

Deposits                                            $250,532,000   $220,674,000           13.53%
Short-term borrowings                                         --      1,000,000         -100.00%
Long-term debt                                         2,073,000      2,115,000           -1.99%
Accrued interest and other liabilities                 2,333,000      1,591,000           46.64%
                                                    ------------   ------------    ------------
Total liabilities                                    254,938,000    225,380,000           13.11%

Total equity                                          25,778,000     21,494,000           19.93%
                                                    ------------   ------------    ------------

                                                    $280,716,000   $246,874,000           13.71%
                                                    ============   ============    ============

CONSOLIDATED STATEMENT OF INCOME                       FIRST          FIRST
        (unaudited)                                   QUARTER        QUARTER          PERCENT
                                                        2001           2000           CHANGE
                                                    ------------   ------------    ------------

Interest income                                     $  5,783,000   $  4,823,000           19.90%
Interest expense                                       2,096,000      1,671,000           25.43%
                                                    ------------   ------------    ------------
Net interest income                                    3,687,000      3,152,000           16.97%
Provision for loan and lease loss                        194,000        132,000           46.97%
Total non-interest income                                579,000        505,000           14.65%
Total non-interest expense                             2,380,000      2,089,000           13.93%
                                                    ------------   ------------    ------------
Income before taxes                                    1,692,000      1,436,000           17.83%
Income taxes                                             668,000        546,000           22.34%
                                                    ------------   ------------    ------------
Net income                                             1,024,000        890,000           15.06%
Non-recurring expenses, net of income taxes                   --             --            0.00%
                                                    ------------   ------------    ------------

Core earnings                                       $  1,024,000   $    890,000           15.06%
                                                    ============   ============    ============

Basic earnings per share                            $       0.42   $       0.38           10.53%
Diluted earnings per share                                  0.40           0.36           11.11%
Core-basic earnings per share                               0.42           0.38           10.53%
Core-diluted earnings per share                             0.40           0.36           11.11%
Core-trailing 12-month diluted earnings per share           1.62

Average shares outstanding                             2,413,501      2,362,554

------------------------------------------------------------------------------------------------
Operating Ratios (through March 31):
   Return on average assets                                 1.50%          1.45%
   Return on average equity                                16.77%         17.10%
   Efficiency ratio (fully taxable equivalent)             55.21%         56.52%
------------------------------------------------------------------------------------------------

Earnings per share have been adjusted for a 5% stock dividend in 2000. Core earnings exclude non-recurring expenses.


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